POWER OF ATTORNEY

The undersigned officers and Trustees of PineBridge Mutual Funds (the “Trust”) hereby appoint Robin C. Thorn, Joseph Altobelli and Nicholas Denton-Clark, and each of them, as attorneys-in-fact and agents, with the power, to execute, and to file any of the documents referred to below relating to the registration of the Trust’s securities under the Securities Act of 1933, as amended (the “Securities Act”), including the Trust’s Registration Statement on Form N-1A, any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings.  Each of the undersigned grants to the said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and Trustees hereby execute this Power of Attorney, which may be executed in multiple counterparts, all of which taken together shall constitute one original, as of this 30th day of March 2011.

/s/ George W. Gau George W. Gau	Chairman of the Board, Trustee
/s/ John H. Massey John H. Massey	Trustee
/s/ David M. Reichert David M. Reichert	Trustee
/s/ Jack Boyce Jack Boyce	Trustee
/s/ Robin C. Thorn Robin C. Thorn	President
/s/ Joseph Atobelli Joseph Altobelli	Chief Financial Officer and Treasurer
/s/ Nicholas Denton-Clark Nicholas Denton-Clark	Chief Compliance Officer